UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 6, 2014 (May 5, 2014)

National CineMedia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

National CineMedia, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-176056	20-2632505
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

(Address of principal executive offices, including zip code)

(303) 792-3600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 5, 2014, NCM, Inc. agreed to acquire Screenvision from SV Holdco, LLC through an Agreement and Plan of Merger (the “Merger Agreement”), by and among NCM, Inc., and two newly formed NCM, Inc. subsidiaries (collectively “NCM Subsidiaries”) and various Screenvision Holdco LLC subsidiaries (collectively “SV Subsidiaries”). Pursuant to the Merger Agreement, SV Subsidiaries will be acquired by NCM, Inc. as a result of the merger of SV Subsidiaries with NCM Subsidiaries (the “Merger”). As consideration for the Merger, SV Holdco will receive from NCM, Inc. $375 million, consisting of $225 million in cash and $150 million of NCM, Inc. common stock (9,900,990 shares at a fixed price of $15.15 per share). The merger consideration is subject to reduction by an amount equal to 11.8 times the amount, if any, by which SV Subsidiary’s consolidated audited Adjusted EBITDA (calculated consistent with its past practice) for the twelve months ended April 30, 2014 is less than $31.3 million. The merger consideration is also subject to an upward adjustment by the amount of Screenvision’s positive working capital at closing, up to a maximum adjustment of $10.0 million.

Consummation of the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Approval”) and other customary closing conditions, including satisfaction of representations, warranties and covenants. All necessary corporate action by NCM, Inc., SV Holdco and Screenvision to approve the Merger has occurred. NCM, Inc. intends to obtain financing in the form of a bank loan (“NCM Loan”) to finance the transaction. Following the merger, NCM, Inc. will evaluate whether to contribute the Screenvision assets to NCM LLC. Although it is under no obligation to do so, NCM, Inc. expects that it will contribute the Screenvision assets and debt incurred to finance the acquisition to NCM LLC in exchange for 9,900,990 NCM LLC membership units and that the combined operation will result in an estimated $30 million of annual operating cost synergies. It is anticipated that NCM LLC will refinance the NCM Loan with additional NCM LLC debt that could include additional senior secured bank debt or senior secured or unsecured notes. NCM, Inc. and NCM LLC expect that such a contribution would also include an agreement to indemnify each other with respect to potential tax and other liabilities in connection with the contribution. NCM LLC’s founding members and NCM, Inc. have agreed to amend the tax receivable agreement following the Merger. This amendment will provide that any favorable tax attributes effectively acquired by NCM, Inc. from Screenvision as a result of the Merger (including the amount of any net operating losses) will not reduce the amount of any payments that would have otherwise been made by NCM, Inc. to NCM LLC’s founding members under the tax receivable agreement if the Merger had not occurred.

The Merger Agreement requires termination payments upon termination of the Merger Agreement under specified circumstances. NCM, Inc. is required to pay SV Holdco a termination fee of $28.84 million if HSR Approval has not been obtained or NCM, Inc. has materially breached its representations or covenants such that the closing conditions in the Merger Agreement cannot be satisfied. If SV Holdco has materially breached its representations or covenants such that the closing conditions in the Merger Agreement cannot be satisfied, SV Holdco is required to pay NCM, Inc. a termination fee of $10 million and, if Screenvision is subsequently sold within one year of the termination, an additional amount equal to the amount by which the sale proceeds are greater than $385 million.

A copy of the Company’s press release announcing the terms of the Merger Agreement is attached as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

This document contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the timing and completion of the Merger. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. These risks and uncertainties include receipt of HSR Approval and satisfaction of other conditions for the Merger to close; as well as the other risks detailed from time to time in the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 26, 2013.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Agreement and Plan of Merger dated May 5, 2014, among National CineMedia, Inc., Acquiror Sub 1, LLC, Acquiror Sub 2, LLC, SV Holdco, LLC and Screenvision, LLC.

99.1	Press Release of National CineMedia, Inc. dated May 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of NCM, Inc. and NCM LLC has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: May 5, 2014	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

NATIONAL CINEMEDIA, LLC
	By:	National CineMedia, Inc., its manager

Dated: May 5, 2014	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

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